NEW YORK--(BUSINESS WIRE)--May 30, 2001--Richton International Corporation (AMEX:RHT) today announced it had entered into an agreement to be acquired by Deere & Company (NYSE:DE). This transaction is subject to customary conditions including RHT stockholder approval to be attained at a meeting to be held in the next several months.

In the merger DE will pay not less than $125 million for RHT's equity and will assume approximately $45 million of debt for a total consideration of approximately $170 million.

Shareholders of RHT will have the option of receiving $36.13 (rounded) cash per share or a stock exchange ratio of no less than .8415 DE share of each RHT share. The .8415 ratio is based upon a average market price during the pricing period of $42.94 per share (rounded) of DE stock. If the average market price of DE stock during the pricing period is more than $42.94 per share, the exchange ratio remains the same. If such average market price of DE stock is less than $42.94, RHT shareholders electing to take stock will receive DE stock in an amount that is necessary to equal a market value of $36.13 per RHT share. No more than 49% of the RHT shares may be exchanged for cash. For shareholders electing to receive DE stock the transaction has been structured to qualify as a tax-free reorganization.

RHT is a diversified service company with three companies in two businesses. Century Supply Corporation, is a wholesale distributor of irrigation products and systems. CBE Technologies Inc. and Creative Business Concepts are both value-added resellers of computer and systems integration products and providers of networking and consulting services.